Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE (DRAFT #15 AS OF 11/11 @ 5 P.M.)

ZAZA ENERGY REPORTS 2014 THIRD QUARTER AND NINE MONTH

FINANCIAL AND OPERATIONAL RESULTS

HOUSTON, TX (November 12, 2014) – ZaZa Energy Corporation (the “Company” or “ZaZa”) (NASDAQ: ZAZA) today announced results for its third quarter and for the nine months ended September 30, 2014.

Financial Highlights for Third Quarter 2014

•                 Total production of 54.8 MBOE, a year-over-year increase of 145%.

•                 Revenues of $2.7 million, a year-over-year increase of 144%.

•                 Total operating expenses declined by ~60%; G&A declined by ~30%.

•                 Net income of $10.1 million vs. a net loss of $20.6 million.

•                 Total debt declined by $7.7 million or ~8% over the past nine-months (3Q14 vs. CY13).

Third Quarter Results

For the quarter ended September 30, 2014, the Company reported total revenues of $2.7 million, as compared to $1.1 million for the comparable 2013 period, an increase of approximately 144%.  Operating costs and expenses for the third quarter ended September 30, 2014 were $6.3 million as compared to $15.2 million in the same 2013 period.  Driving this decrease was lower general and administrative expenses, which declined by approximately 30%, offset by an increase in lease operation costs, and an increase in depreciation, depletion, amortization and accretion.  Additionally, during the 2013 third quarter, the Company recorded an impairment of oil and gas properties of $9.2 million and a loss on asset divestitures of approximately $0.8 million.  There were no similar impairment charges or asset divestitures in the 2014 third quarter. The Company reported an operating loss of $3.6 million for the three months ended September 30, 2014 as compared to an operating loss of $14.1 million for the three months ended September 30, 2013.

Other expenses and income for the quarter ended September 30, 2014 and 2013 were income of $9.8 million and expenses of $1.2 million, respectively. Included in other expenses and income for 2014 quarter are interest expenses of $3.5 million and gains on financial instruments of $13.4 million.  Other expenses and income for 2013 quarter are interest expenses of $3.5 million and gains on financial instruments of $2.8 million.

The Company reported net income of $10.1 million, or income per diluted share of $0.83, for the three months ended September 30, 2014.  This compares to a net loss of $20.6 million, or a loss per diluted share of $2.01, for the corresponding period in 2013.

Corporate Highlights for Third Quarter 2014

•      Closed East Texas Purchase and Sale Agreement with Quantum Energy Partners.  ZaZa received $11 million in cash as the initial consideration and in exchange, assigned to Quantum 6,000 net acres in undeveloped leases within ZaZa’s “Southern Development Area” in East Texas.

•     Executed a reverse stock-split of the Company’s common stock pursuant to which each 10 shares of common stock were converted into one share of common stock, effective as of the close of business on August 18th.

•      Successfully regained compliance with Nasdaq Listing Standards.

713-595-1900 (OFFICE)     •     713-595-1919 (FAX)     •     WWW.ZAZAENERGY.COM

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Nine Month Results

For the nine months ended September 30, 2014, the Company reported total revenues of $9.5 million, an increase of ~50% as compared to $6.3 million reported for the comparable 2013 period.  Operating costs and expenses for the nine months ended September 30, 2014 were $23.2 million as compared to $131.0 million in the comparable 2013 period.  The decline in operating costs and expenses is primarily related to a $99.2 million reduction in impairment on oil and gas properties, and a $7.7 million reduction in general and administrative expenses, or a decline of approximately one-third.  This was offset by a $3.2 million increase in depreciation, depletion, amortization and accretion, and a $0.8 million increase in lease operating expenses.  Additionally, in the nine months ended September 30, 2014, the Company recorded a gain on asset divestitures of $4.1 million as compared to a loss on asset divestitures of $0.8 million in the corresponding 2013 period.

The Company reported an operating loss of $13.7 million for the nine months ended September 30, 2014 as compared to an operating loss of $124.7 million for the nine months ended September 30, 2013. For the nine months ended September 30, 2014, the Company recorded an income tax benefit of $10.3 million as compared to $35.4 million for the comparable 2013 period.

Other expenses and income for the nine months ended September 30, 2014 and 2013, was income of $2.9 million and $7.6 million, respectively. Included in other expenses and income for the 2014 nine month period are interest expenses of $10.6 million and gains on financial instruments of $15.5 million.  Other expenses and income for the 2013 nine month period are interest expenses of $10.4 million and gains on financial instruments of $34.6 million.

For the comparable nine-month periods in 2014 and 2013, respectively, ZaZa reported a net loss of $0.5 million, or a loss of $0.04 per diluted share, as compared to a net loss of $81.7 million, or a loss per diluted share of $7.92.

Production

Our production for the quarter ended September 30, 2014 and 2013 was 54.8 MBOE and 22.3 MBOE, respectively, an increase of 145%. Production for the nine months ended September 30, 2014 and 2013 was 176.2 MBOE and 87.0 MBOE, respectively, an increase of 102%.

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The following table presents our production, average prices obtained for our production and average production cost for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Production Volumes
Crude oil (Bbls)
South Texas	3,497	6,560	10,795	49,090
East Texas	16,063	1,089	58,470	2,519
Total	19,560	7,649	69,265	51,609
Natural gas (Mcf)
South Texas	39,653	34,562	142,281	109,396
East Texas	102,355	37,932	271,168	40,018
Total	142,008	72,494	413,449	149,414
Natural gas liquids (Bbls)
South Texas	4,499	2,602	9,969	10,489
East Texas	7,062	—	28,078	—
Total	11,561	2,602	38,047	10,489
Equivalents (BOE)
South Texas	14,605	14,922	44,478	77,812
East Texas	40,185	7,411	131,743	9,189
Total	54,790	22,333	176,221	87,001

Oil Average Sales Price ($/Bbl)
South Texas	$90.06	$101.44	$93.59	$105.09
East Texas	$95.09	$99.65	$98.22	$101.79
Total	$94.19	$101.18	$97.50	$104.93

Natural Gas Average Sales Price ($/Mcf)
South Texas	$3.92	$3.29	$3.98	$3.45
East Texas	$3.62	$3.60	$4.03	$3.60
Total	$3.70	$3.45	$4.02	$3.49

Natural Gas Liquids Average Sales Price ($/Bbl)
South Texas	$27.96	$30.20	$30.05	$31.39
East Texas	$27.72	$—	$26.36	$—
Total	$27.81	$30.20	$27.33	$31.39

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Capital Expenditures

For the nine months ended September, 2014, we deployed $10.8 million of cash capital expenditures and $21.1 million of carried costs for a total of $31.9 million. For the nine months ended September, 2013 we deployed $43.3 million of cash capital expenditures and were not carried for any costs.

Principal Acreage Holdings

ZaZa’s current East Texas acreage holding is estimated to be ~158,000 gross acres and ~41,200 net acres, comprised of ~30,200 net acres within the EOG JV and ~11,000 wholly-owned net acres elsewhere (subject to completion of elections):

•

Southern Development Area (Madison, Walker and Grimes counties). This acreage position is comprised of ~147,000 acres and is operated by EOG Resources. ZaZa holds a 20.8% working interest or approximately 30,200 net acres and Quantum holds a 4.2% working interest. During the next two years, ZaZa has the option to participate for both its and Quantum’s working interest – for a total of a 25% working interest to ZaZa – in the next 15 wells drilled within this Southern Development Area. ZaZa also retained its full 25% working interest in all wells prior to the closing of the Quantum Agreements.

•

Northern Development Area (Houston, Trinity and Leon counties). This acreage position comprises ~11,000 net acres and is operated and owned 100% by ZaZa, and is not subject to the Quantum Agreements. Over the coming months, ZaZa will be preparing the acreage block in Houston and Trinity counties to be drill ready from a unit formation perspective, and the Company’s leasing is now focused on contiguous acreage additions.

Liquidity Update

As of September 30, 2014, ZaZa had $11.8 million in cash and cash equivalents as compared to $15.2 million as of December 31, 2013.  Total debt as of September 30, 2014 was $90.7 million, of which $13.3 million is classified as current, as compared to total debt of $98.4 million as of December 31, 2013, of which $10.2 million was considered current.  As of September 30, 2014, the Company’s debt consisted of $13.3 million related to its Senior Secured Notes, net of discount, $30.1 million related to its Convertible Senior Notes, net of discount, and $47.3 million related to the Subordinated Notes.  This compares to $23.1 million related to its Senior Secured Notes, net of discount, $28.0 million related to its Convertible Senior Notes, net of discount, and $47.3 million related to the Subordinated Notes, as of December 31, 2013.  The Company is in the process of exploring the refinancing of all or a portion of the existing Senior Secured Notes.  We have also begun discussions with some of our Senior Secured Note holders to modify their right to require the early payment of up to 100% of those notes at par plus accrued and unpaid interest.  Noteholders can exercise the put beginning on February 21, 2015, and the Company would have up to 60 days after receiving notice of any put exercises in order to repurchase the notes.  Based on these early-stage discussions, approximately half of our Senior Secured Note holders have indicated a willingness to work with us on modifying the put right.

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Non-GAAP Financial Measures and Reconciliations

In an effort to provide investors with additional information regarding our results as determined by GAAP, we disclose certain non-GAAP financial measures in our quarterly earnings press releases and other public disclosures. The primary non-GAAP financial measure we focus on is adjusted general and administrative expenses. This financial measure excludes the impact of certain expenses and benefits and therefore has not been calculated in accordance with GAAP. A reconciliation of this non-GAAP financial measure to its most comparable GAAP financial measure is included below.

We use this non-GAAP financial measure internally to evaluate and manage the Company’s operations because we believe it provides useful supplemental information regarding the Company’s on-going economic performance which may not be comparable to similar measures used by other companies. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following table sets forth the reconciliation of this non-GAAP financial measure to its most comparable GAAP financial measures (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Reconciliation of adjusted general and administrative expenses:
GAAP general and administrative expenses	$2,983	$4,230	$15,969	$23,642
Excluded (benefit) expenses:
Legal settlement benefit	—	100	(1,019)	(225)
Severance expenses	—	23	2,817	3,926
Stock-based compensation and non-cash bonuses	173	228	2,336	3,326
Adjusted general and administrative expenses	$2,810	$3,879	$11,835	$16,615

Conference Call and Webcast

ZaZa Energy Corporation (NASDAQ: ZAZA) will be hosting a conference call and webcast to discuss its financial and operating results on Thursday, November 13, 2014, at 10 a.m. EDT.  Interested parties can listen to the call by dialing toll-free at +1 877-703-6107 and entering pass code 39851135 (International number: +1 857-244-7306).  Interested parties can also listen to the webcast by visiting the ZaZa Energy Corporation website at www.zazaenergy.com.  For those who will be unable to join, a webcast and teleconference replay will be available approximately one hour after the completion of the call (toll-free: +1 888-286-8010 / International: +1 617-801-6888 / pass code: 65256029).  The live webcast and replay link can be found in the “Investor Relations” section of the ZaZa Energy Corporation website at http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-IRHome.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

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Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, stock price, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, our registered public accounting firm as of December 31, 2013 has expressed doubt about our ability to continue as a going concern; there can be no assurance that we will be successful in modifying the February 2015 prepayment right of the holders of the Senior Secured Notes or, if successful, on what terms; fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids;  our substantial level of indebtedness; problems with our joint ventures or joint venture partners; our ability to raise necessary capital in the future;  exploratory risks associated with new or emerging oil and gas formations; risks associated with drilling and operating wells; inaccuracies and limitations inherent in estimates of oil and gas reserves; our ability to replace oil and gas reserves and any other factors or risks listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission. Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

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Company Contacts:
Paul F. Jansen, Chief Financial Officer	Jay Morakis, Investor and Media Relations
713-595-1900	212-266-0191 / jay.morakis@zazaenergy.com